Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

Contact:
Jeff Worden
412-434-3046

Investors:
Vince Morales
412-434-3740

PPG reports record third-quarter sales

Marks 10th consecutive quarter of year-over-year sales records

PITTSBURGH, Oct. 20, 2005 – PPG Industries reported today third quarter net income of $157 million, or 92 cents a share, including aftertax charges of $25 million, or 15 cents a share, for net legal and insurance settlements; $11 million, or 6 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; and $3 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002. The company estimates that aftertax earnings were also reduced by approximately $6 million, or 4 cents a share, due to lower sales volumes resulting from the hurricanes.

On Sept. 26, following Hurricane Rita, PPG declared force majeure for products produced at its Lake Charles, La., chemical complex. The damage caused by Hurricane Rita resulted in the shutdown of the Lake Charles facility for a total of eight days in September. On Oct. 6 the facility resumed production at reduced operating rates and has increased production throughout the month.

The majority of the net charges for legal and insurance settlements relate to a settlement reached this week on a civil glass antitrust matter. The case was first filed in 1997 and is pending in federal court. The settlement remains subject to the court’s final approval.

Sales were $2.55 billion, a record for the third quarter.

That compares with third quarter 2004 net income of $194 million, or $1.12 a share, including an aftertax charge of $4 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement. Sales were $2.41 billion.

For the first nine months of 2005, PPG recorded net income of $483 million, or $2.81 a share, which includes aftertax charges of $116 million, or 67 cents a share, for net legal and insurance settlements; $11 million, or 6 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; $12 million, or 7 cents a share, for debt refinancing; and $10 million, or 6 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement agreement. The company estimates that aftertax earnings were also reduced by approximately $6 million, or 4 cents a share, due to lower sales volumes resulting from the hurricanes. Sales for the first nine months of 2005 were $7.70 billion.

For the first nine months of 2004, PPG recorded net income of $500 million, or $2.89 a share, including an aftertax charge of $13 million, or 8 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement. Sales were $7.10 billion.

“We delivered record third-quarter sales, and our operating performance was outstanding, despite a variety of significant economic headwinds,” said Charles E. Bunch, chairman and chief executive officer. “This is the 10th consecutive quarter we’ve generated year-over-year record sales. In fact, all six of our coatings businesses and our chemicals segment set third-quarter sales records.

“We remain excited about our growth prospects, fueled by a strong array of products and a growing presence in emerging markets. We believe this will enable us to continue generating strong cash flows, which have been and will be used to benefit our shareholders.”

Coatings sales increased $78 million, or 6 percent, as a result of improved selling prices across most businesses, strengthening foreign currencies and higher volumes, primarily in aerospace and architectural. Operating earnings were up $11 million due to the benefits of higher selling prices, higher other income due to the favorable impact of several insurance settlements and higher volumes, which more than offset the negative impact of inflation, primarily high raw materials costs.

Glass sales decreased $5 million, or 1 percent, due to lower volumes across all businesses except automotive replacement glass and lower selling prices, which were partially offset by the impact of strengthening foreign currencies. Operating earnings were down $82 million largely due to the adverse impact from the settlement of the civil glass antitrust matter. Additionally, inflation, including higher energy costs, and lower volumes exceeded the benefits from improved manufacturing efficiencies.

Chemicals sales increased $65 million, or 12 percent, due primarily to higher selling prices for chlor-alkali products. These increases were slightly offset by lower volumes for chlor-alkali products including the unfavorable impact of the hurricanes. Operating earnings were up $26 million primarily due to higher selling prices, which exceeded the impact of higher energy costs, lower manufacturing efficiencies and the impact of the hurricanes.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding third quarter 2005 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Oct. 28. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that could affect the company’s operations, as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s reports filed with the Securities and Exchange Commission does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

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PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2005	2004	2005	2004
Net sales	$2,547	$2,409	$7,696	$7,102
Cost of sales	1,614	1,516	4,822	4,473

GROSS PROFIT	933	893	2,874	2,629
Other expenses (earnings):
Selling and other	514	496	1,578	1,495
Depreciation	84	88	256	268
Interest	21	22	62	70
Amortization	8	8	24	23
Asbestos settlement - net	4	6	16	21
Other - net (Note A)	47	(21)	178	(46)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	255	294	760	798
Income tax expense	77	82	222	250
Minority interest	21	18	55	48

NET INCOME (Note B)	$157	$194	$483	$500

Earnings per common share	$0.93	$1.13	$2.83	$2.91

Earnings per common share - assuming dilution	$0.92	$1.12	$2.81	$2.89

Average shares outstanding	168.9	171.8	170.7	171.5

Average shares outstanding - assuming dilution	170.0	173.2	172.1	172.9

Note A:

The three months ended September 30, 2005, includes pretax charges of $40 million for net legal and insurance settlements and $18 million for direct costs related to hurricanes. The nine months ended September 30, 2005, includes pretax charges of $190 million for net legal and insurance settlements, $18 million for direct costs related to hurricanes and $19 million for debt refinancing costs.

Note B:

The three months ended September 30, 2005, includes aftertax charges of $25 million for net legal and insurance settlements and $11 million for direct costs related to hurricanes. The nine months ended September 30, 2005, includes aftertax charges of $116 million for net legal and insurance settlements, $11 million for direct costs related to hurricanes and $12 million for debt refinancing costs.

CONDENSED BALANCE SHEET (unaudited)

	Sept. 30 2005	Dec. 31 2004
	(millions)
Current assets:
Cash and cash equivalents	$489	$659
Short-term investments	—	50

Total cash, cash equivalents and short-term investments	489	709
Receivables - net	1,968	1,797
Inventories	1,116	1,076
Other	500	472

Total current assets	4,073	4,054
Property less accumulated depreciation	2,336	2,471
Investments	332	298
Goodwill and identifiable intangible assets	1,650	1,713
Other assets	403	396

TOTAL	$8,794	$8,932

Current liabilities:
Short-term debt and current portion of long-term debt	$72	$166
Asbestos settlement	474	404
Accounts payable and accrued liabilities	1,789	1,651

Total current liabilities	2,335	2,221
Long-term debt	1,181	1,184
Asbestos settlement	378	440
Deferred income taxes	128	145
Accumulated provisions	1,324	1,274
Minority interest	130	96
Shareholders’ equity	3,318	3,572

TOTAL	$8,794	$8,932

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2005	2004	2005	2004
	(millions)
Net sales
Coatings	$1,396	$1,318	$4,178	$3,946
Glass	554	559	1,689	1,680
Chemicals	597	532	1,829	1,476

TOTAL	$2,547	$2,409	$7,696	$7,102

Operating income (expense)
Coatings (Note A)	$210	$199	$429	$609
Glass (Note B)	(36)	46	57	141
Chemicals (Note C)	121	95	428	186

TOTAL	295	340	914	936
Interest expense - net	(18)	(19)	(52)	(62)
Asbestos settlement - net	(4)	(6)	(16)	(21)
Compensation cost associated with stock options	(7)	(4)	(22)	(15)
Other unallocated corporate expense - net (Note D)	(11)	(17)	(64)	(40)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$255	$294	$760	$798

Note A:

The three months ended September 30, 2005, include pretax income of $17 million for net insurance settlements. The nine months ended September 30, 2005, include pretax charges of $133 million for net legal and insurance settlements.

Note B:

The three and nine months ended September 30, 2005, include pretax charges of $58 million for net legal settlements.

Note C:

The three and nine months ended September 30, 2005, include pretax charges of $18 million for direct costs related to hurricanes and pretax income of $1 million for an insurance settlement.

Note D:

The nine months ended September 30, 2005, includes pretax charges of $19 million for debt refinancing costs.